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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-92262 of Fleming Companies, Inc. of our report dated February 13, 2002, on our audits of the consolidated financial statements of Fleming Companies, Inc. as of December 29, 2001 and December 30, 2000, and for each of the three years in the period ended December 29, 2001, appearing in the Annual Report on Form 10-K of Fleming Companies, Inc. and subsidiaries for the year ended December 29, 2001, and to the reference to us under the heading "Independent Auditors" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Dallas, Texas
September 5, 2002